Exhibit 99.2

MAGUIRE PROPERTIES TO ADD NEW BOARD MEMBERS

LOS ANGELES, July 29, 2008 -- Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it will elect four additional directors to its Board as part of an agreement reached with JMB Capital Partners Master Fund L.P.

Under the terms of the stockholder agreement, the Board of Directors of the Company will be temporarily increased to ten members and the following individuals will be elected to fill the new directorships created on the Board:  Jonathan Brooks, Cyrus Hadidi, Paul Watson and a JMB Capital nominee to be named shortly.  Further, with respect to the 2008 Annual Meeting of Stockholders of the Company: (i) the Nominating and Corporate Governance Committee of the Board will nominate and recommend current Directors Christine Garvey, Nelson Rising and George Vandeman as well as Messrs. Brooks, Hadidi, and Watson for election to the Board along with a yet to be named JMB Capital nominee for a term that expires at the 2009 Annual Meeting of Stockholders; and (ii) Lawrence S. Kaplan, Andrea L. Van de Kamp and Walter L. Weisman will not stand for re-election and the Board will be reduced to seven members.

In addition, the JMB group has agreed to withdraw any proposal or proposed nominees or slate of nominees for consideration at the 2008 Annual Meeting and will not make any other proposals or nominations to the Company during the term of the stockholder agreement.

Mr. Brooks is the founder and general partner of JMB Capital Partners, an investment partnership formed in 2002.  JMB Capital Partners manages over $1.2 billion in assets.  Mr. Brooks received his MBA from the University of Chicago and his B.S. in Business Finance from the University of Southern California.

Mr. Hadidi joined JMB Capital shortly after inception in 2002 and currently serves as the co-portfolio manager of the Fund, as well as Chief Operating Officer for the partnership. Mr. Hadidi received his MBA from Harvard Business School in 2002, where he graduated as a George F. Baker Scholar and a John Loeb Fellow in Finance. Mr. Hadidi received a B.A. in History and Rhetoric (dual majors) from the University of California at Berkeley in 1996.

Mr. Watson is the retired Vice Chairman of Wells Fargo Bank NA, where he was responsible for wholesale and commercial banking, and headed the company’s nationwide commercial, corporate and treasury management businesses. Prior to his 45-year tenure at Wells Fargo, Mr. Watson served as 1st Lieutenant in the United States Army.  Mr. Watson received a Bachelor of Arts degree from the University of San Francisco and a certificate from the Graduate School of Credit and Financial Management at Stanford.

Mr. Rising, President and Chief Executive Officer of Maguire, commented, “Over the past two months, we have taken a series of steps to better position our Company for the future, and we have made considerable progress.  With this agreement, we will be able to focus our full attention on the strategic initiatives we have underway to deliver value for our stockholders.  We appreciate the service from our departing Board members and look forward to the contributions of our new Board members.”

Mr. Brooks commented “We are pleased to be joining the Board.  As significant shareholders in the Company, we think it is important to have a Board focused on delivering shareholder value.  We have supported Mr. Rising’s strategic direction for the company, and believe that these appointments continue the positive changes at Maguire.  We would also like to extend our thanks to the existing Board for reaching this agreement, which allows the company to remain focused on executing its business plan without unnecessary distractions.”

The Company will file the full text of the stockholder agreement with the Securities and Exchange Commission.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company's website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with our company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Maguire Properties, Inc.
Peggy Moretti, 213-613-4558
Senior Vice President, Investor and Public Relations